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                     [DAMEN FINANCIAL CORPORATION LETTERHEAD]



For Immediate Release       For Information contact:  Mary Beth
Poronsky Stull
Date:  May 7, 1996                                    (847)
882-5320


            DAMEN FINANCIAL TO FILE PRIVATE LETTER RULING REQUEST
        WITH THE IRS FOR A PARTIAL RETURN OF CAPITAL TO
SHAREHOLDERS


     SCHAUMBURG, ILLINOIS, May 7, 1996 - Damen Financial
Corporation (the
"Company"), the holding company for Damen Federal Bank for Savings (the
"Bank"), announced today that it has been exploring the possibility of declaring a one-time special cash distribution to shareholders. In connection therewith, the Company intends to file within the next week a private letter ruling request with the Internal Revenue Service to clarify what portion, if any, of such distribution may be treated as a tax-free return of capital.

     The amount and timing of such distribution, if any, and its tax treatment, will depend upon the results of the private letter ruling request, the
Company's unconsolidated earnings and profits and future operating results and market conditions. The portion, if any, of the distribution which may be treated as a return of capital would be viewed as a reduction in the cost basis of each share and would not be subject to income tax as a dividend to shareholders. The issuance of a favorable private letter ruling by the
Internal Revenue Service is subject to significant uncertainties particularly because the Bank has in the past filed a consolidated tax return. The private letter ruling issuance process is anticipated to take six to nine months.

     According to Mary Beth Poronsky Stull, the Company's Chairman, President and Chief Executive Officer, "the payment of a special cash distribution to shareholders is one of several techniques currently being considered by the
Board of Directors to enhance long-term stockholder value. However, the payment of such a special distribution is subject to significant contingencies including in particular the issuance of a favorable private letter ruling by the IRS. Accordingly, there can be no assurance that such a distribution will be made."

     At March 31, 1996, the Company had consolidated total assets of $235.3 million and stockholders' equity of $56.9 million. The Company's stock is traded on the NASDAQ National Market System under the symbol
"DFIN."



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